                                           Filed pursuant to Rule 424(b)(3)
                                           File No. 333-09231

                                   PROSPECTUS

                              NAVARRE CORPORATION

                         180,000 Shares of Common Stock

This is a Prospectus for up to 180,000 shares of no par value common stock of Navarre Corporation ("Navarre" or the "Company") that may be offered by the shareholders named in this Prospectus (the "Selling Shareholders"). The 180,000 shares of common stock are issuable upon the exercise of a warrant that Navarre rendered to Hamilton Investments, Inc. ("Hamilton") on December 16, 1993, in connection with Hamilton underwriting Navarre's initial public offering. Hamilton received a five-year warrant entitling it to purchase 90,000 shares of Navarre common stock for $7.80 per share.

On June 21, 1996, Navarre declared a two-for-one stock split on its common stock. Under the terms of the warrant, Hamilton became entitled to purchase 180,000 shares, and its exercise price was halved to $3.90 per share. Hamilton has transferred the right to purchase some of the shares underlying its warrant to the Selling Shareholders.

Navarre will receive proceeds from the sale of the shares by the Selling Shareholders only if the Selling Shareholders exercise their warrants to purchase the common stock covered by this Prospectus. Navarre will bear all expenses of the offering other than underwriting discounts and commissions that the Selling Shareholders may incur in connection with the sale of their shares. Navarre and the Selling Shareholders have agreed to indemnify each other against certain liabilities including liabilities arising under the Securities Act of 1933.

     Navarre's common stock is quoted on the Nasdaq National Market under the symbol "NAVR."

     On November 24, 1998, the last reported sale price of Navarre's common stock on the Nasdaq National Market was $5.0625.

     This Investment Involves a High Degree of Risk. You should purchase common stock only if you can afford a total loss of your investment. SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THIS PROSPECTUS.

The Selling Shareholders have advised Navarre that they intend to sell their shares from time to time in transactions on the Nasdaq National Market at prices prevailing at the time of the sale. They have also advised Navarre that, as of the date below, they have made no arrangement with any brokerage firm for the sale of their shares. The Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act, in which case any commissions received by a broker or dealer may be deemed to be underwriting commissions or discounts under the Securities Act.

THE SECURITIES AND EXCHANGE COMMISSION OR STATE SECURITIES COMMISSION HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR ACCURATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             ------------------------------------------------------

                THE DATE OF THIS PROSPECTUS IS NOVEMBER 25, 1998

                                  THE COMPANY

Navarre, a Minnesota corporation formed in 1983, is a major distributor of music, software and interactive CD-ROM and digital versatile disc ("DVD") products. Through its subsidiary, Net Radio Corporation, Navarre also owns and operates NetRadio Network, a leading audio content provider on the Internet. Navarre sells music, software and DVDs to retailers, wholesalers and rackjobbers.

The Company operates through two principal divisions, its Computer Products Division and its Music Products Division. The only major distributor to distribute both music and software, the Company is recognized as an industry leader in the distribution of consumer software in addition to being recognized as a leader in the distribution of independent music labels and their artists. The Company's product line contains over 30,000 (SKUs of compact discs, cassettes, personal computer software and interactive CD-ROM software as well DVDs sold to over 500 customers with over 9,000 locations throughout the United States. The Company's broad base of customers include
(i) wholesale clubs, (ii) mass merchandisers, (iii) computer specialty stores, (iv) music specialty stores and (v) book stores. The Company also ships directly to consumers to fill orders generated by NetRadio Network.

NetRadio Network was one of the first Internet-only radio networks and is currently one of the largest Internet broadcasters of originally programmed audio content.

The Company's executive offices are located at 7400 49th Avenue North, New Hope, Minnesota 55428 and its phone number is (612) 535-8333.

                                 RISK FACTORS

This Prospectus contains forward-looking statements based on current expectations which involve risks and uncertainties. Actual results and the timing of certain events may differ materially from those projected in such forward-looking statements due to a number of risk factors, including those set forth below. Navarre has tried, wherever possible, to identify these forward-looking statements by using words such as "believe," "anticipate," "estimate," "expect" and similar expressions. Navarre undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this Prospectus or to reflect the occurrence of unanticipated events.

Investing in Navarre common stock is very risky. You should be able to bear a complete loss of your investment. In addition to the other information in this Prospectus, you should consider, among other things, the following risk factors carefully in deciding whether to invest in Navarre's common stock

NAVARRE DEPENDS UPON A FEW SIGNIFICANT CUSTOMERS

In each of the past several years, Navarre has had one or more customers that has accounted for ten percent or more of the Company's net sales. During the fiscal year ended March 31, 1998, sales to three customers, CompUSA, Musicland Stores Corporation and Best Buy, each represented more than ten percent of net sales. The Company competes with other companies for the business of each of its customers and there can be no assurance that the Company will continue to recognize a significant amount of revenue from sales to any specific customers. If the Company is unable to continue to sell its products to all or any of these three customers or is unable to continue to maintain its sales to these customers at their current levels, and is unable to find other customers to replace the list sales, there might be an adverse impact on the Company's revenues and future profitability.

NAVARRE'S BUSINESS CAN BE SEASONAL

Much of the Company's business is seasonal in nature with a higher percentage of sales during the second half of the calendar year. As a distributor of products ultimately sold at retail, the Company's business is affected by the pattern of


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

seasonality common to other suppliers of retailers, particularly the holiday selling season. Historically, more than 70% of the Company's sales and a substantial portion of the Company's profits have been in the third and fourth quarters of the calendar year. Due to the lower level of sales during the off periods, the Company has historically incurred losses during these periods. Because of this seasonality, if the Company experiences a weak holiday season, it could significantly affect the Company's profitability for the entire year.

NAVARRE DEPENDS UPON BANK BORROWINGS TO SUPPORT ITS BUSINESS

The Company has relied upon bank borrowings to finance its expansion, primarily for inventory and accounts receivable financing and currently has a $45.0 million credit facility in place. The Company believes that it may be necessary for it to acquire additional bank financing in the future depending upon the growth of its business and the possible financing of acquisitions. If the Company is unable to obtain additional bank financing, its future growth and profitability would be adversely affected. Under the terms of the Company's credit facility, borrowings are dependent upon the eligibility of accounts receivable and inventory, and certain other covenants in the discretion of the bank.

NAVARRE'S INDUSTRY TYPICALLY EXPERIENCES LOW INDUSTRY MARGINS

Competition in the prerecorded music and personal computer software distribution industry is often based on price, and distributors such as the Company generally experience low gross and operating margins. Consequently, the Company's profitability is highly dependent upon achieving expected sales levels as well as effective cost and management controls. Any erosion in the Company's gross profit margins could affect the Company's ability to maintain profitability.

NAVARRE IS DEPENDENT UPON ITS MANAGEMENT TEAM

Eric H. Paulson, the Company's President and Chief Executive Officer, and Charles E. Cheney, its Executive Vice President and Chief Financial Officer, have been with the Company since its inception in 1983 and since 1985, respectively. Although the Company has invested a substantial amount of time and effort in developing its total management team, the loss of either Mr. Paulson or Mr. Cheney could have a material adverse effect upon the Company. The Company carries "key person" insurance on the life of Mr. Paulson in the amount of $1.0 million, one-half of which is pledged to cover any existing indebtedness to the bank.

NAVARRE MAY HAVE ADDITIONAL SIGNIFICANT WORKING CAPITAL NEEDS

As a distributor of prerecorded music and personal computer software products, the Company purchases products directly from manufacturers for resale to retailers. As a result, the Company has significant working capital requirements, the majority of which are to finance inventory and accounts receivable. These working capital needs will expand as inventory and accounts receivable increase in response to the Company's growth. Future growth will likely require additional working capital. Although the Company has obtained financing sufficient to meet its requirements to date, there can be no assurance that the Company will be able to obtain additional financing upon favorable terms if required in the future.

NAVARRE DEPENDS UPON RECORDING ARTISTS

A portion of the sales of the Company's Music Products Division are made pursuant to exclusive distribution agreements. The continued growth and success of the Company depends partly upon its ability to procure and retain these agreements and sell the underlying recordings. In addition, the Company is dependent upon these artists and labels to generate additional quality recordings. In order to procure future marketing agreements, the Company regularly reviews artists. There are no assurances that the Company will sign such artists to distribution agreements or that it will be able to sell recordings under existing distribution agreements. Further, there can be no assurance that any current distribution agreements will be renewed or that current agreements will not be terminated.

TECHNOLOGY DEVELOPMENTS MAY ADVERSELY AFFECT DISTRIBUTION

Prerecorded music and personal computer software have traditionally been marketed and delivered on a physical delivery basis. Traditionally all the Company's revenues have been generated from sales to retail and wholesale
channels.   If in the future these products are increasingly marketed and delivered through technology transfers, such as "electronic downloading" to a retail store or consumer's home, through the Internet or another delivery mechanism, then retail and distribution could be revolutionized. Although the Company has begun to participate in Internet fulfillment, its sales in this area have been limited. If this type of sales of prerecorded music and personal computer software became widespread, it could have a material adverse impact on the Company.

RETURNS AND INVENTORY OBSOLESCENCE POSE RISKS TO NAVARRE

The Company maintains a significant investment in product inventory and, like other companies in this industry, experiences a relatively high level of product returns as a percentage of revenues. The Company's agreements with its suppliers generally permit the Company to return products that are in the suppliers' current product listing. Adverse financial or other developments with respect to a particular supplier could cause a significant decline in the value and marketability of its products, and could make it difficult for the Company to return products to such a supplier and recover its initial product acquisition costs. Such an event could have a material adverse effect upon the Company's business and financial results. The Company maintains a sales return reserve based on its trailing twelve months experience of sales returns by product line and small inventory obsolescence reserve. The Company has historically experienced an actual return rate range of 13% to 20%, depending upon the product, which the Company believes is in line with the industry experience. Although the Company's past experience indicates that these levels are adequate to cover potential returns in these areas, there can be no assurance that these reserves are adequate or will be adequate in the future. The Company also takes a portion of its product offerings on consignment in order to lessen its exposure to this risk.

WHOLESALERS AND RETAILERS MAY CHANGE THEIR METHODS OF DISTRIBUTION

The success of the Company's current sales strategy depends upon its wholesale and retail customers' continued purchasing of products through the Company rather than directly from manufacturers, through other distributors or through other means of distribution. These customers and retailers are constantly searching for ways to lower costs in an attempt to maintain competitive prices and meet the pricing demands of consumers. The Company's business could be adversely affected if its customers decide to purchase directly from manufacturers, other distributors or other distribution channels rather than from the Company.

COMPETITION

The prerecorded music and personal computer software distribution industry is highly competitive. The Company's competitors include other national and regional distributors as well as certain suppliers that sell directly to retailers. Certain of these competitors have substantially greater financial and other resources than the Company. The ability of the Company to effectively compete in the future depends upon a number of factors, including its ability to (i) obtain exclusive national distribution contracts and licenses with independent labels and manufacturers, (ii) maintain its margins and volume, (iii) expand its sales through a varied range of products and personalized services, (iv) anticipate changes in the marketplace including technological developments, and (v) maintain operating expenses at an appropriate level.

NAVARRE'S MAJORITY-OWNED SUBSIDIARY NET RADIO

In March 1997, the Company, which had an equity interest in Net Radio, completed an acquisition of all of the outstanding stock of Net Radio in an effort to increase its presence in the marketplace as a content provider on the Internet, and to become a publisher and distributor on an international basis in both music and interactive CD-ROM. Navarre currently owns eighty-five percent (85%) of the outstanding shares of Net Radio Corporation. Net Radio owns and operates the NetRadio Network, an Internet-only radio
network.   Net Radio has operated at a loss since the Company acquired it, and Navarre has
continued to supply NetRadio's working capital needs. There can be no assurance that Navarre will recoup its investment in NetRadio.

POSSIBLE VOLATILITY OF STOCK PRICE

The stock markets have experienced price and volume fluctuations, resulting in changes in the market prices of the stock of many companies which may not have been directly related to the operating performance of those companies. In addition, the market price of the Company's common stock has fluctuated significantly since April 1996. The Company believes that factors such as indications of the market's acceptance of the Company's products and failure to meet market expectations, as well as general volatility in the securities markets, could cause the market price of Navarre's common stock to fluctuate substantially.

PREFERRED STOCK DIVIDEND

On May 1, 1998, the Company issued its Preferred Stock to accredited investors in a private placement for aggregate consideration of $20.0 million. The Preferred Stock was issued at a price of $13.125 per share and is convertible into five shares of common stock at any time after June 30, 1998. The holders of the Preferred Stock are entitled to receive cumulative dividends of 10% per annum payable quarterly beginning July 1, 1998. The Company's obligation to pay this dividend may adversely affect the Company's revenues and future profitability.

YEAR 2000

The Company is evaluating the potential impact of what is commonly referred to as the Year 2000 issue, concerning the inability of certain information systems to properly recognize and process dates containing the year 2000 and beyond. The Company has established a Year 2000 team working with every operational area throughout the Company, and this team has worked with management to commence the following steps: (i) implementing a Year 2000 Assessment and Testing Plan for all internal information systems and other systems that contain micro-controllers that may be affected by the Year 2000 date change; (ii) implementing a Year 2000 Assessment and Testing Plan for all Company products; (iii) communicating with third parties that supply product to the Company to ensure that they are addressing the Year 2000 issue; and (iv) contingency and disaster recovery planning to ensure Year 2000 problem resolution.

The Company has identified and tested the systems it believes are critical and the test results indicate that these systems are Year 2000 compliant or will become Year 2000 compliant with additional software upgrades. The Company expects to complete testing and establish compliance with respect to all of systems and products by December 31, 1998, subject to possible equipment upgrades during 1999 and ongoing communications with third parties. Regardless of the Year 2000 compliance of the Company's systems and products, there can be no assurance that the Company will not be adversely affected by the failure of third parties to become Year 2000 compliant.

To date the Company has not incurred any material expenditures in connection with identifying or evaluating year 2000 compliance issues. The Company has incurred the majority of its costs from the opportunity cost of time spent by employees of the Company evaluating Year 2000 compliance matters generally. At this time, the Company does not possess information necessary to estimate the potential financial impact of Year 2000 compliance issues relating to its non-management information systems, products, vendors, customers and third parties. Such impact, including the effect of a Year 2000 business disruption could have a material adverse impact of the Company's financial condition and results of operations.

Because the Company is still in the discovery and evaluation process of assessing its overall Year 2000 exposure, it cannot at this time state with certainty that the Year 2000 issues will not have a material adverse impact on its financial condition, results of operations and liquidity. Although the Company considers them unlikely, the Company believes that the following situations make up the Company's "most reasonably likely worst case Year 2000 scenarios": (i) disruption of a significant customer's ability to accept products or pay invoices, (ii) disruption of suppliers, (iii) disruption of the Company's management information systems and (iv) disruptions of the Company's non-management information systems.

While the Company recognizes the need for contingency planning, the Company has not yet developed any specific contingency plans for potential Year 2000
disruptions.   The Company does anticipate developing contingency plans for its most critical areas, but details of such plans will depend on the Company's final assessment of the problem as well as the evaluation and success of its remedial efforts.

                                USE OF PROCEEDS

The Company will only receive proceeds from sales of the shares if the Selling Shareholders exercise warrants to purchase 180,000 shares of Common Stock at $3.90 per share. If all warrants are exercised, the Company will receive aggregate proceeds of $702,000. There can be no assurance that any of the warrants will be exercised. If any of the warrants are exercised, the Company intends to use the proceeds for working capital purposes.

                            SELLING SECURITY HOLDERS

In connection with the Company's initial public offering in December, 1993, the Company issued to its underwriter Hamilton, a five-year warrant to purchase 90,000 shares of Common Stock exercisable at $7.80 per share. On or about June 21, 1996, the Company declared a two-for-one stock split. As a consequence of the stock split, the shares represented by the Hamilton warrant doubled to 180,000 and the exercise price was reduced to $3.90 per share. Hamilton has transferred some of the shares represented by its warrant to the Selling Shareholders set forth below.

The following table sets forth certain information with respect to the beneficial ownership of the Company's common stock by all Selling
Shareholders.

                             NUMBER OF SHARES OF      MAXIMUM NUMBER   NUMBER OF SHARES
                             COMMON STOCK UPON        OF SHARES TO BE  BENEFICIALLY OWNED
     NAME                    EXERCISE OF WARRANT          SOLD(1)      AFTER OFFERING(1)
     ----                    -------------------      ---------------  ------------------
Hamilton Investments, Inc. . . .144,000. . . . . . . . . .144,000 . . . . . . .0
Mark Bartholomay(2). . . . . . . .7,200. . . . . . . . . . .7,200 . . . . . . .0
Goeffrey S. Parker(2). . . . . . .7,200. . . . . . . . . . .7,200 . . . . . . .0
Randy L. Hines(2). . . . . . . . .5,400. . . . . . . . . . .5,400 . . . . . . .0
Douglas McConnell(2) . . . . . . .5,400. . . . . . . . . . .5,400 . . . . . . .0
Terry T. Stewart(2). . . . . . . .5,400. . . . . . . . . . .5,400 . . . . . . .0
William M. Gerstner(2) . . . . . .2,700. . . . . . . . . . .2,700 . . . . . . .0
Joseph W. Kacergis(2). . . . . . .2,700. . . . . . . . . . .2,700 . . . . . . .0
-----------------------------------------------------------------------------------------
Total                           180,000                   180,000              0

____________________

(1) Assumes all warrant shares are exercised and sold.

(2) Transferees of Hamilton who acquired their shares in an authorized transfer under the warrant issued to Hamilton.


                              PLAN OF DISTRIBUTION

The Selling Shareholders have advised the Company that they may sell their shares from time to time in one or more transactions (which may include block transactions) on Nasdaq at market prices prevailing at the time of the sale or at prices otherwise negotiated. The Selling Shareholders may, without limitation, sell their shares by one or more of the following: (i) a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (iii) ordinary brokerage transactions and transactions in which the broker solicits purchasers.

The Selling Shareholders have also advised the Company that, as of the Prospectus' date, they have made no arrangement with any broker for the sale of their shares. Underwriters, brokers or dealers may participate in such transactions as agents and may, in such capacity, receive brokerage commissions from the Selling Shareholders or purchasers of such securities. Such underwriters, brokers or dealers may also purchase shares and resell such shares for their own account in the manner described above. The Selling Shareholders and such underwriters, brokers or dealers may be considered "underwriters" as that term is defined by the Securities Act of 1933, although the Selling Shareholders disclaim such status. Any commissions, discounts or profits received by such underwriters, brokers or dealers in connection with the foregoing transactions may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the issuance of the common stock offered by this Prospectus will be passed upon for the Company by Lindquist & Vennum P.L.L.P., Minneapolis, Minnesota.

The consolidated financial statements of Navarre Corporation at March 31, 1998 and 1997, and for each of the fiscal years or periods ended March 31, 1998, 1997 and 1996 appearing in Navarre Corporation's Annual Report on Form 10-K for the year ended March 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report. The consolidated financial statements are incorporated by reference in reliance upon the authority of such firm as experts in accounting and auditing.

                     DISCLOSURE OF COMMISSION POSITION ON
                INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Company's Bylaws provide for indemnification of directors to the full extent permitted by the Minnesota Business Corporation Act. Minnesota Statutes Section 302A.521 provides that a Minnesota corporation shall indemnify any director, officer employee or agent of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person, against judgments, penalties, fines, settlements, and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the Company.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                             AVAILABLE INFORMATION

The Company files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You can inspect and copy these reports and information at the public facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and are also available at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

The Commission also maintains a website that contains reports, proxy and information statements and other information regarding the Company. The address of the Commission's website is http://www.sec.gov.

Navarre common stock is quoted on the Nasdaq National Market ("Nasdaq"). The Company has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended, with respect to the shares offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and its exhibits, certain parts of which were omitted as permitted by the rules and regulations of the Commission. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Prospectus or in any document incorporated in this Prospectus by reference as to the content of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or each other document, each such statement is qualified in all respects by such reference.

No person is authorized to give information or to make any representations, other than those contained or incorporated by reference in this Prospectus, in connection with this offering, and, if given or made such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances, create any implication that there has been no change in the affairs of the Company since the date of this Prospectus, or that the information contained or incorporated by reference in this Prospectus is correct as of any time subsequent to its date.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, filed with the Commission by the Company under the Exchange Act (File No. 0-22982) are incorporated by reference in this
Prospectus:

     (i)       The Company's Report on Form 10-K for the year ended March 31,
               1998;

     (ii) The Company's Report on Form 10-Q for the quarter ended September 30, 1998;

     (iii)     The Company's Report on Form 10-Q for the quarter ended June 30,
               1998;

     (iv)      The Company's Current Report on Form 8-K dated May 15, 1998;

     (v) The Company's definitive Proxy Statement dated May 29, 1998 for its Special Meeting of Shareholders held June 19, 1998;

     (vi) The Company's definitive Proxy Statement dated July 30, 1998 for its Annual Meeting of Shareholders held September 3, 1998; and

     (vii) The description of the Company's Common Stock as set forth in the Company's Registration Statement on Form 8-A dated November 1993 including any amendments or reports filed for the purpose of updating such information.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15 of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities covered by this Prospectus shall also be deemed to be incorporated by reference in this Prospectus from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

This Prospectus incorporates documents by reference which are not presented or delivered with this Prospectus. Such documents (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference to such documents) are available, without charge, to any person, including any beneficial owner, to whom this Prospectus is delivered, on written or oral request, to Navarre Corporation, 7400 49th Avenue North, New Hope, Minnesota 55428, Attention: Investor Relations, or by telephone at (612) 535-8333.

                             --------------------

This Prospectus, including the information incorporated by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results could differ significantly from those projected or contemplated in the forward-looking statements as a result, in part, of the risk factors set forth elsewhere in this Prospectus. In connection with the forward-looking statements which appear in these disclosures, prospective purchasers of the Company's Common Stock offered hereby should carefully review all of such risk factors.